AGREEMENT AND PLAN OF MERGER

                                between
                               and among

                         ALBERTO-CULVER COMPANY,

                             AC ACQUIRING CO.

                                  and

                       ST. IVES LABORATORIES, INC.




                       Dated as of October 30, 1995

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                             TABLE OF CONTENTS


ARTICLE 1  THE MERGER
  1.1  The Merger
  1.2  Effective Time
  1.3  Effects of the Merger
  1.4  Certificate of Incorporation and Bylaws;
         Directors and Officers
  1.5  The Closing

ARTICLE 2  EFFECT OF THE MERGER ON SECURITIES
           OF THE COMPANY AND NEWCO
  2.1  Newco Stock
  2.2  Conversion of Company Common Stock
  2.3  Exchange of Certificates
  2.4  Closing of Transfer Books
  2.5  No Further Ownership Rights in Common Stock

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
  3.1  Organization, Standing and Power
  3.2  Capital Structure
  3.3  Subsidiaries
  3.4  Other Interests
  3.5  Authority; Non-Contravention
  3.6  SEC Documents
  3.7  Absence of Certain Events
  3.8  Litigation
  3.9  Compliance with Applicable Law
  3.10 Employee Plans
  3.11 Employment Relations and Agreements
  3.12 Limitation on Business Conduct
  3.13 Title to, and Sufficiency and Condition of, Assets
  3.14 Environmental Laws and Regulations
  3.15 Patents, Trademarks, Copyrights
  3.16 Takeover Statutes
  3.17 Taxes
  3.18 Brokers
  3.18 Opinion of Financial Advisor

ARTICLE 4  REPRESENTATIONS AND WARRANTIES
           OF THE PURCHASER AND NEWCO
  4.1  Organization, Standing and Power
  4.2  Authority; Non-Contravention
  4.3  Financing
  4.4  Brokers

ARTICLE 5  COVENANTS
  5.1  Alternative Proposals
  5.2  Interim Operations of the Company
  5.3  Meeting of the Company's Stockholders
  5.4  Filings, Other Action
  5.5  Inspection of Records
  5.6  Publicity
  5.7  Proxy Statement
  5.8  Further Action
  5.9  Expenses
  5.10 Indemnification
  5.11 Takeover Statute
  5.12 Conduct of Business by Newco Pending the Merger
  5.13 Employee Benefits
  5.14 Conveyance Taxes
  5.15 Lease

ARTICLE 6  CONDITIONS TO MERGER
  6.1  Conditions to Each Party's Obligation to
         Effect the Merger
  6.2  Conditions to Obligation of Company to
         Effect the Merger
  6.3  Conditions to Obligation of Purchaser
         to Effect the Merger

ARTICLE 7  TERMINATION
  7.1  Termination by Mutual Consent
  7.2  Termination by Either Purchaser or Company
  7.3  Termination by Company
  7.4  Termination by Purchaser
  7.5  Effect of Termination and Abandonment
  7.6  Extension, Waiver

ARTICLE 8  GENERAL PROVISIONS
  8.1 Nonsurvival of Representations, Warranties and Agreements
  8.2  Notices
  8.3  Assignment; Binding Effect
  8.4  Entire Agreement
  8.5  Amendment
  8.6  Governing Law
  8.7  Counterparts
  8.8  Headings
  8.9  Interpretation
  8.10 Waivers
  8.11 Incorporation of Exhibits and Schedules
  8.12 Severability
  8.13 Enforcement of Agreement

                                  SCHEDULES

Schedule 3.2                             Company Stock Option Data
Schedule 3.5                             Contracts, etc.
Schedule 3.10                            Company Benefit Plans
Schedule 3.11                            Severance Agreements, Certain
                                         Insurance Policies
Schedule 5.2                             Interim Operations Exceptions

                                   EXHIBITS

Lease Amendment                          Exhibit 5.15
Consulting and Non-Competition Agreement Exhibit 6.1(e)
Consents and Approvals                   Exhibit 6.3(f)(i)
Contracts, etc., to be Terminated        Exhibit 6.3(f)(ii)

                                   DEFINITIONS

Agreement                                  Page 1, Paragraph 1
Alternative Proposal                       5.1
Certificate of Merger                      1.2
Certificates                               2.2(a)
Change-of-Control Agreements               3.7
Closing                                    1.5
Closing Date                               1.5
Code                                       3.10(b)
Common Stock                               Recital A
Company                                    Page 1, Paragraph 1
Company SEC Documents                      3.6(a)
Company Benefit Plans                      3.10(f)
Company Options                            2.2(d)
Company Permits                            3.9
DGCL                                       1.1
Dissenting Shares                          2.2(c)
Draft September 30 Financial Statements    3.6(a)
ERISA                                      3.10(a)
Effective Time                             1.2
Employment Agreements                      3.11(b)
Environmental Laws                         3.14(a)
Exchange Act                               3.5(b)
Governmental Entity                        3.5(b)
HSR Act                                    3.5(b)
Hazardous Material                         3.14(b)
Instrument                                 3.5(a)(ii)
Indemnified Parties                        5.10(a)
Lease Amendment                            5.15
Liens                                      3.3
Material Adverse Change                    3.1
Material Adverse Effect                    3.1
Merger                                     Recital A
Merger Consideration                       2.2(a)
Multiemployer Plan                         3.10(c)
Newco                                      Page 1, Paragraph 1
Option Consideration                       2.2(d)
Paying Agent                               2.3(a)
Payment Event                              7.5
Pension Plan                               3.10(b)
Plan                                       3.10(f)
Preferred Stock                            3.2
Proxy Statement                            5.7(a)
Purchaser                                  Page 1, Paragraph 1
Releases                                   3.14(a)
SEC                                        3.6(a)
Schedules                                  Article 3, Paragraph 1
Secretary of State                         1.2
September 30 Balance Sheet                 3.13(a)
Stock Option Agreement                     Recital B
Stock Plans                                3.2
Subsidiary                                 3.1
Surviving Corporation                      1.1
Tax                                        3.17
Tax Return                                 3.17

                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 30, 1995, between ALBERTO-CULVER COMPANY, a Delaware corporation (the "Purchaser"), AC Acquiring Co., a Delaware corporation formed as a wholly-owned subsidiary of the Purchaser to effect the Merger (as later defined) ("Newco"), and ST. IVES LABORATORIES, INC., a Delaware corporation (the "Company").

                                    RECITALS

     A. The Boards of Directors of the Purchaser and the Company have approved, and deem it advisable and in the best interests of their respective companies and stockholders to consummate, the acquisition of the Company by the Purchaser by means of a merger (the "Merger") of Newco, with and into the Company, wherein each issued and outstanding share of Common Stock, par value $.01 per share, of the Company (the "Common Stock") not owned directly or indirectly by Purchaser, Newco or any direct or indirect wholly-owned subsidiary of Purchaser, except shares of Common Stock held by holders who comply with the provisions of Delaware law regarding the right of stockholders to dissent from the Merger and require appraisal of their shares of Common Stock, will be converted into the right to receive $ 15.00 per share, in cash, without interest.

     B. Concurrently with the execution hereof, in order to induce the Purchaser to enter into this Agreement, the Purchaser is entering into a Stockholders Stock Option Agreement (the "Stock Option Agreement") with certain holders of Common Stock providing for an option of Purchaser to acquire in certain circumstances, and certain voting and other restrictions with respect to, the shares of Common Stock owned beneficially or of record by such holders, upon the terms and conditions specified therein.

     C. The Purchaser, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1
                                  THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL"), Newco shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Newco shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Newco in accordance with the DGCL.

     1.2 Effective Time. The Merger shall become effective when a certificate of merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is accepted for filing by the Secretary of State of the State of Delaware (the "Secretary of State"). When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as reasonably practicable (but not later than the first business day) after the satisfaction or waiver of the conditions to the Merger set forth herein.

     1.3 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

     1.4 Certificate of Incorporation and Bylaws; Directors and Officers. (a) Subject to the terms of Section 5.10, the Certificate of Incorporation of Newco, as in effect immediately prior to the Effective Time, shall be amended by the Certificate of Merger to change the name of Newco to "St. Ives Laboratories, Inc." and, as so amended, the Certificate of Incorporation and the Bylaws of Newco shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The directors of Newco at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

     (c) The officers of Newco at the Effective Time and such other persons as designated by Purchaser shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

     1.5 The Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place (a) at the offices of Brobeck, Phlegler & Harrison, 555 South Hope Street, Los Angeles, California, at 10:00 a.m., local time, on the first business day following the day on which the last to be fulfilled or waived of the conditions set forth in Article 6 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as the Purchaser and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

                                  ARTICLE 2
                     EFFECT OF THE MERGER ON SECURITIES
                           OF THE COMPANY AND NEWCO

     2.1 Newco Stock. At the Effective Time, each share of the common stock of Newco outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $.01 per share, of the Surviving Corporation, and each certificate theretofore representing any such shares shall, without any action on the part of the holder thereof, be deemed to represent the same number of shares of the Surviving Corporation.

     2.2 Conversion of Common Stock. (a) Subject to Sections 2.2(b) and 2.2(c), at the Effective Time each issued and outstanding share of Common Stock shall be converted into the right to receive $ 15.00, in cash, without interest (the "Merger Consideration"). All such shares of Common Stock, when so converted, shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate or certificates (the "Certificates") representing any such shares of Common Stock shall thereafter cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

     (b) Notwithstanding anything contained in this Section 2.2 to the contrary, each share of Common Stock held of record by the Purchaser, Newco or any direct or indirect wholly-owned Subsidiary (as defined in Section 3.1) of the Purchaser and each share of Common Stock issued and held in the Company's treasury immediately prior to the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.

     (c) Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, shares of Common Stock which are issued and outstanding immediately prior to the Effective
Time and which are held by holders of such shares of Common Stock who have properly exercised appraisal rights with respect thereto in accordance with
Section 262 of the DGCL (the "Dissenting Shares") will not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Common Stock will be entitled to receive payment of the appraised value of such shares of Common Stock in accordance with the provisions of such Section 262 unless and until such holders shall fail to perfect or shall effectively withdraw or shall have lost their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Common Stock will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company will give the Purchaser prompt notice of any demands received by the Company for appraisals of shares of Common Stock. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

     (d) At or prior to the Effective Time, the Company shall have made arrangements, the effect of which shall be that no shares of Common Stock or other capital stock of the Surviving Corporation shall be issuable pursuant to options or warrants to purchase shares, or securities convertible into shares, of Common Stock ("Company Options"). The Company shall (i) cause each Stock Plan (as defined in Section 3.2) to terminate as of the Effective Time and (ii) grant no additional Company Options after the date of this Agreement. The Company shall take all such actions under the Stock Plans necessary so that each holder of a Company Option shall be entitled to receive immediately after the Effective Time, in cancellation and settlement of such Company Option, for each share of Common Stock subject to such Company Option an amount in cash equal to the Merger Consideration minus the per share exercise, purchase or conversion price of such Company Option as of the date hereof (the "Option Consideration"). Payment of the Option Consideration with respect to each Company Option shall be contingent upon consummation of the Merger and shall be subject to applicable withholding of income and other taxes. Payment of the Option Consideration shall be made by the Surviving Corporation to the holders of the Company Options at or as promptly as practicable after the Effective Time, without interest. Prior to consummation of the Merger and as a condition thereof, the Company shall furnish Purchaser evidence satisfactory to Purchaser of the Company's compliance with its obligations under this Section 2.2(d).

     2.3 Exchange of Certificates. (a) Prior to the Effective Time, Purchaser shall appoint a bank or trust company to act as paying agent hereunder, which shall be Chemical Mellon Trust Company (Shareholder Services), or such other entity as Purchaser and the Company may mutually select (the "Paying Agent") for the payment of the Merger Consideration upon surrender of Certificates. All of the fees and expenses of the Paying Agent shall be borne by Purchaser.

     (b) Purchaser shall take all steps necessary to enable and cause the Surviving Corporation to provide the Paying Agent with cash in amounts necessary to pay the Merger Consideration, when and as such amounts are needed by the Paying Agent.

     (c) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of Common Stock immediately prior to the Effective Time (excluding any shares of Common Stock which will be canceled pursuant to Section 2.2(b) and any Dissenting Shares) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of such Certificates to the Paying Agent and shall be in such form and have such other provisions as Purchaser shall specify) and (ii) instructions for the use thereof in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a bank check in the amount of cash into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.2, and the Certificates so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the Certificate so surrendered is registered, it shall be a condition of payment that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the transfer of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3, each Certificate (other than Certificates representing Dissenting Shares and Certificates representing any shares of Common Stock to be canceled as set forth in Section 2.2(b)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.2.

     (d) Purchaser shall have the right to make additional rules, not inconsistent with the terms of this Agreement, governing the payment of cash for shares of Common Stock converted into the right to receive the Merger Consideration.

     (e) None of the Purchaser, the Company, Newco, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (f) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Purchaser, the posting by such person of a bond in such reasonable amount as the Purchaser may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, deliverable in respect thereof pursuant to this Agreement.

     2.4 Closing of Transfer Books. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 2.

     2.5 No Further Ownership Rights in Common Stock. From and after the Effective Time, the holders of shares of Common Stock which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Common Stock.

                                     ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Purchaser that, except as set forth in schedules hereto specifically referring to the Sections hereof intended to be so qualified (the "Schedules"):

     3.1 Organization, Standing and Power. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, (a) "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Purchaser or the Company, as the case may be, any change or effect, either individually or in the aggregate, that is materially adverse to the business, assets, financial condition or results of operations of Purchaser and its Subsidiaries taken as a whole, or the Company and its Subsidiaries taken as a whole, as the case may be, and (b) "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which Purchaser or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     3.2 Capital Structure. The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). At the close of business on October 27, 1995, (i) 7,025,399 shares of Common Stock were issued and outstanding, (ii) 685,500 shares of Common Stock were reserved for issuance upon the exercise of outstanding Company Options and (iii) no shares of Common Stock were held by the Company in its treasury. As of the date hereof there are no shares of Preferred Stock outstanding. All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and not subject to preemptive rights. As of October 27, 1995, there were (i) Company Options outstanding under the Company's 1987 Non-Qualified Stock Option Plan to acquire 282,500 shares of Company Common Stock, (ii) Company Options outstanding under the Company's 1989 Non-Qualified Stock Option Plan to acquire 236,000 shares of Company Common Stock, and (iii) Company Options outstanding under the Company's 1994 Non-Qualified Stock Option Plan to acquire 167,000 shares of Company Common Stock. The foregoing stock option plans of the Company are herein called the "Stock Plans." Except for such Company Options, there are no options, warrants, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries. Schedule 3.2 sets forth the name of each holder of a Company Option, the number of shares of Common Stock for which such Company Option is exercisable and the exercise price per share of Common Stock subject to such Company Option. Since October 27, 1995, no shares of the Company's capital stock have been issued other than pursuant to the exercise of Company Options already in existence on such date and the Company has not granted any stock options for any capital stock or other voting securities of the Company.

     3.3 Subsidiaries. All of the outstanding capital stock of, or ownership interests in, each Subsidiary of the Company (except for director qualifying shares, if any) is owned by the Company, directly or indirectly, free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, agreements, charges or other encumbrances of any nature ("Liens") or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). There are no (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for, (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or (iii) other contracts, understandings, arrangements or obligations (whether or not contingent) providing for the issuance or sale, directly or indirectly, in each case, with respect to, any capital stock or other ownership interests in, or any other securities of, any Subsidiary of the Company. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any Subsidiary of the Company nor are there any irrevocable proxies with respect to any shares of the capital stock of any of the Company's Subsidiaries. All of the shares of capital stock of each Subsidiary of the Company are validly issued, fully paid and nonassessable. There are no restrictions which prevent or limit the payment of dividends by any of the Company's Subsidiaries.

     3.4 Other Interests. Except for the Company's interest in its Subsidiaries, neither the Company nor its Subsidiaries owns directly or indirectly any equity interest or equity investment in, nor is the Company or any of its Subsidiaries subject to any obligation or requirement to provide for or to make any equity investment in, any corporation, limited liability company, partnership, joint venture, business, trust or entity.

     3.5 Authority; Non-Contravention. (a) The Board of Directors of the Company has approved this Agreement and determined that the Merger is fair and in the best interests of the Company and its stockholders, and the Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger by the stockholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to such approval of the Merger by the stockholders of the Company. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by the Purchaser) constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, contractually require any offer to purchase or any prepayment of any debt, contractually require the payment of (or result in the vesting of) any severance, golden parachute, change of control or similar type of payment, or give rise to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of:

     (i) the Certificate of Incorporation or Bylaws of the Company (true and complete copies of which as of the date hereof have been delivered to Purchaser) or the comparable charter or organization documents of any of its Subsidiaries,

     (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, concession, franchise or license (any of the foregoing, an "Instrument") applicable to the Company or any of its Subsidiaries (other than Instruments involving aggregate payments by or to the Company of $100,000 or less), or

     (iii) subject to the governmental filings and other matters referred to in Section 3.5(b) and approval of this Agreement by the Company's stockholders, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to, or Company Permit (as defined in Section 3.9) of, or relating to, the Company or any of its Subsidiaries or any of their respective properties or assets. Copies of all contracts, agreements, instruments or other documents referred to in Schedule 3.5 have been furnished to Purchaser.
Schedule 3.5 lists the amounts payable or that will or may become payable to directors, officers or employees or former directors, officers or employees of the Company and its Subsidiaries as a result of the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby.

     (b) No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory or administrative agency, authority or tribunal (a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) in connection or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such filings and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iv) such filings and approvals as may be required by any applicable state securities or "blue sky" laws or state takeover laws.

     3.6 SEC Documents. (a) Since December 31, 1992, the Company has filed all documents with the Securities and Exchange Commission ("SEC") required to be filed under the Securities Act or the Exchange Act (such documents filed with the SEC on or before October 30, 1995 being the "Company SEC Documents"). As of their respective dates, (i) the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has delivered to the Purchaser its draft unaudited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flow, and notes thereto as of and for the three months and the nine months ended September 30, 1995 (the "Draft September 30 Financial Statements"). The financial statements of the Company included in the Company SEC Documents and the Draft September 30 Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements contained in Quarterly Reports on Form 10-Q of the Company and the Draft September 30 Financial Statements, as permitted by the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and changes in stockholders' equity and cash flow for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). The Form 10-Q of the Company as of and for the quarter ended September 30, 1995 to be filed by the Company with the SEC will comply with (ii) above and the financial statements therein will be consistent with, and not show results or financial condition differing in such a way as to constitute a Material Adverse Change from, the Draft September 30 Financial Statements.

     (b) Except as set forth in the Company SEC Documents or the Draft September 30 Financial Statements, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 1995 which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     (c) To the extent there are such, the Company has heretofore made available to Purchaser a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously have been filed with the SEC pursuant to the Exchange Act.

     3.7 Absence of Certain Events. Since December 31, 1994, the Company and its Subsidiaries have operated their respective businesses only in the ordinary course consistent with past practice and, except as contemplated by this Agreement or disclosed in the Company SEC Documents or the Draft September 30 Financial Statements, there has not occurred (i) any Material Adverse Change in the Company; (ii) any change by the Company or any of its Subsidiaries in its accounting methods, principles or practices; (iii) any amendments or changes in the Certificate of Incorporation or Bylaws of the Company; (iv) any revaluation by the Company or any of its Subsidiaries of any of their respective assets, including, without limitation, write-offs of accounts receivable or write-offs or write-downs of inventory, other than in the ordinary course of the Company's and its Subsidiaries' businesses consistent with past practices; (v) any damage, destruction or loss with respect to property or assets of the Company or its Subsidiaries having a book value, individually or in the aggregate, of in excess of $100,000; (vi) except for regular quarterly dividends of $.0.03 per share declared and paid in accordance with past practice, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company; (vii) any grant of any severance or termination pay to any director, officer or key employee of the Company or any of its Subsidiaries, except as required under any of the Change-of-Control Agreements being entered into between the employees of the Company concurrently with the execution of this Agreement (the "Change-of-Control Agreements") and any other severance agreements disclosed in Schedule 3.5; (viii) any entry into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or key employee of the Company or any of its Subsidiaries; (ix) any increase in benefits payable under any existing severance or termination pay policies or employment agreements with any director, officer or key employee of the Company or any of its Subsidiaries except in the ordinary course of business consistent with past practice; or (x) any increase in compensation, bonus or other benefits payable to directors, officers or key employees of the Company or any of its Subsidiaries except in the ordinary course of business consistent with past practice.

     3.8 Litigation. Except as set forth in the Company SEC Documents or the Draft September 30 Financial Statements, there are no actions, suits, proceedings, investigations or reviews pending against the Company or its Subsidiaries or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Entity or any arbitrator or arbitration tribunal.

     3.9 Compliance with Applicable Law. The Company and its Subsidiaries hold all permits, licenses, variances, exceptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"). The Company and its Subsidiaries are conducting their businesses in compliance with the terms of the Company Permits. The businesses of the Company and its Subsidiaries are not being, and have not been, conducted in violation in any material respect of any law (including without limitation laws relating to advertising and promotional activities by the Company and its Subsidiaries), Company Permit, ordinance or regulation of any Governmental Entity.

     3.10 Employee Plans. (a) Schedule 3.10 to this Agreement sets forth a list of each of the Company Benefit Plans (as defined below). The Company and each Subsidiary have complied with and performed in all material respects all contractual obligations and all obligations under applicable federal, state and local laws, rules and regulations required to be performed by them under or with respect to any of the Company Benefit Plans or any related trust agreement or insurance contract. All contributions and other payments required to be made by the Company and its Subsidiaries to any Company Benefit Plan prior to the date hereof have been made, all accruals required to be made under any Company Benefit Plan have been made, and there are no unfunded benefit obligations with respect to any Company Benefit Plan which have not been accounted for by reserves or otherwise properly footnoted in accordance with generally accepted accounting principles in the Draft September 30 Financial Statements and the financial statements included in the Company SEC Documents. There is no claim, dispute, grievance, charge, complaint, restraining or injunctive order, litigation or proceeding pending, or, to the best knowledge of the Company and its Subsidiaries, threatened or anticipated (other than routine claims for benefits) against or relating to any Company Benefit Plan or against the assets of any Company Benefit Plan. Neither the Company nor any of its Subsidiaries has communicated generally to employees or specifically to any employee regarding any future increase of benefit levels (or future creations of new benefits) with respect to any Company Benefit Plan beyond those reflected in the Company Benefit Plans. Neither the Company nor any of its Subsidiaries presently sponsors, maintains, contributes to, nor is the Company or any of its Subsidiaries required to contribute to, nor has the Company or any of its Subsidiaries ever sponsored, maintained, contributed to, or been required to contribute to, any employee pension benefit plan within the meaning of section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or otherwise.

     (b) With respect to each Company Benefit Plan subject to Title IV of ERISA, (i) no termination of any Company Benefit Plan has occurred pursuant to which all liabilities have not been satisfied in full, and no event has occurred and no condition exists that could reasonably be expected to result in the Company or of the Subsidiaries incurring a liability under Title IV of ERISA or which could constitute grounds for terminating any pension plan of the Company or any Subsidiary ("Pension Plan"); (ii) each such Company Benefit Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code") has been maintained in compliance with the minimum funding standards of ERISA and the Code and no such Company Benefit Plan has incurred any "accumulated funding deficiency," as defined in Section 412 of the Code and Section 302 of ERISA, whether or not waived; (iii) neither the Company nor any of its Subsidiaries has sought or received a waiver of its funding requirements with respect to any Company Benefit Plan and all contributions payable with respect to each Pension Plan have been timely made; (iv) no reportable event, within the meaning of Section 4043 of ERISA, and no event described in Section 4062 or 4063 of ERISA, has occurred with respect to any Company Benefit Plan; and (v) the aggregate of accumulated benefit obligations of each Company Benefit Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Company Benefit Plan) does not exceed the fair market value of the assets of such Company Benefit Plan (as of the date of such valuation).

     (c) Neither the Company nor any of its Subsidiaries has incurred, nor has any event occurred which has imposed or is reasonably likely to impose upon the Company or any of its Subsidiaries, any withdrawal liability (complete or partial within the meanings of sections 4203 or 4205 of ERISA, respectively) in respect of any multiemployer plan (within the meaning of section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan"), which withdrawal liability has not been satisfied or discharged in full. Schedule 3.10 sets forth a description of each Multiemployer Plan to which the Company or any of its Subsidiaries has ever had an obligation to contribute.

     (d) The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby will not result in the imposition of any federal excise tax under section 4975 of the Code with respect to any Company Benefit Plan.

     (e) Neither the Company nor any Subsidiary maintains or contributes (or has maintained or contributed to) any Company Benefit Plan which provides, or has a liability to provide, life insurance, medical, severance, or other employee welfare benefit to any employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code.

     (f) (i) "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers' compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, including, but not limited to, any "employee benefit plan" within the meaning of section 3(3) of ERISA and (ii) "Company Benefit Plan" means any employee pension benefit plan and any Plan, other than a Multiemployer Plan, established by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or has contributed (including any such Plans not now maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries does not now contribute, but with respect to which the Company or any of its Subsidiaries has or may have any liability). Copies of all Company Benefit Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof and the most recent Forms 5500 required to be filed with respect thereto have been furnished to Purchaser. Schedule 3.10 sets forth each Plan with respect to which benefits will be accelerated, vested, increased or paid as a result of the transactions contemplated by this Agreement.

     3.11 Employment Relations and Agreements. (a) (i) Each of the Company and its Subsidiaries is in compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours; (ii) there is no labor strike, dispute, slowdown or stoppage pending or, to the best knowledge of the Company or its Subsidiaries, threatened against or involving the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, and no collective bargaining agreement is being negotiated as of the date of this Agreement by the Company or any of its Subsidiaries; and (iv) neither the Company nor any of its Subsidiaries has experienced any material labor difficulty during the last three years.

     (b) Neither the Company nor any of its Subsidiaries has any written, or to the knowledge of the Company, any binding oral, employment, bonus, severance, "change of control", collective bargaining or similar agreements ("Employment Agreements"). Copies of all Employment Agreements and all amendments thereto have been previously furnished to the Purchaser.

     (c) The insurance policies maintained by the Company and its Subsidiaries with respect to workers compensation and medical claims are described in
Schedule 3.11. All such insurance policies are in full force and effect; all premiums due and payable thereunder have been paid and the Company is otherwise in full compliance with the terms thereof; the Company does not know of any threatened termination of, or any proposed material premium increase with respect to any such policy; no claim or claims by the Company or any of its Subsidiaries in an aggregate amount greater than $100,000 have been questioned, denied or disputed by the underwriter of such policy; and the reserves maintained by the Company for the uninsured portion of such claims are sufficient to cover the full liability of the Company and its Subsidiaries for all claims that have been incurred and are not covered (in whole or in part, including the deductible thereon) by insurance.

     3.12 Limitation on Business Conduct. Neither the Company nor any of its Subsidiaries is a party to, or has any obligation under, any contract or agreement, written or oral, which contains any covenants currently or prospectively limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any entity.

     3.13 Title to, and Sufficiency and Condition of, Assets. (a) The Company and its Subsidiaries have good and marketable title, or a valid leasehold interest in, all of their respective assets and properties, whether real or personal, tangible or intangible, and including without limitation all assets and properties reflected on the balance sheet and the notes thereto (other than as covered by Section 3.15 hereof), included in the Draft September 30 Financial Statements and the notes thereto (the "September 30 Balance Sheet") or acquired after the date of the September 30 Balance Sheet (except for assets and properties sold since such date in the ordinary course of business), free and clear of any Liens except:

     (i)  Liens disclosed in the September 30 Balance Sheet;

     (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate reserves are reflected on the September 30 Balance Sheet);

     (iii) Liens arising under financing agreements of the Company identified in the September 30 Balance Sheet;

     (iv) Statutory or common law Liens relating to obligations of the Company that are not delinquent or are being contested in good faith;

     (v) Purchase money Liens of the Company that are not delinquent for the purchase of goods in the ordinary course of business consistent with past practice; or

     (vi) Liens which do not materially detract from the value of such property or assets as now used, or materially interfere with any present or intended use of such property or assets.

The assets so owned or leased by the Company and its Subsidiaries constitute all of the material assets, properties and rights of any type used in or necessary for the conduct of their respective businesses.

     (b) The plants, structures, facilities, machinery, equipment, automobiles, trucks, tools and other properties and assets owned or leased by the Company and the Subsidiaries which are material to the business of the Company or to any Subsidiary are in good operating condition and repair, subject to normal wear and use, and useable in a manner consistent with their current use. All improvements on real property owned or leased by the Company conform in all material respects to applicable state and local zoning and other land use ordinances and building codes.

     3.14 Environmental Laws and Regulations. (a) The Company and its Subsidiaries are and have at all times been in compliance with all applicable Environmental Laws. The term "Environmental Laws" means any federal, state, local or foreign statute, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, decree, injunction or other authorization, relating to: (i) pollution or protection of human health or safety, health or safety of employees, sanitation, or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), (ii) Releases (as defined in 42 U.S.C. 9601(22)) or threatened Releases of Hazardous Material (as hereinafter defined) into the environment or (iii) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material.

     (b) During the period of ownership or operation by the Company and its Subsidiaries of any of their respective current or previously owned or leased properties, there have been no Releases of Hazardous Material in, on, under or affecting such properties or any surrounding site, and none of the Company or its Subsidiaries has disposed of any Hazardous Material or any other substance in a manner that has led, or could reasonably be anticipated to lead, to a Release. Neither the Company nor its Subsidiaries has received any notice or claim that it is a "potentially responsible party" under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601, et seq., as amended, or similar, applicable state or local laws. There is not currently pending any notice, summons, complaint, lawsuit, citation, directive, order, notice letter, or legal or administrative action from any party or Governmental Entity with respect to alleged liabilities arising under Environmental Laws. The term "Hazardous Material" means any pollutants, contaminants, hazardous substances, hazardous chemicals, toxic substances, hazardous wastes, infectious and medical wastes, radioactive materials, petroleum (including crude oil or any fraction thereof), natural gas, synthetic gas and mixtures thereof, PCBs or materials containing PCBs, asbestos and/or asbestos-containing materials or solid wastes, including but not limited to those defined in any Environmental Law and all regulations promulgated under each and all amendments thereto, or any other federal, state or local environmental law, ordinance, regulations, rule or order.

     (c) There are no underground storage tanks in or on the owned or leased properties of the Company and its Subsidiaries.

     (d) There is no friable asbestos or asbestos-containing materials at, on, or in the owned or leased properties of the Company and its Subsidiaries, except that which has been encapsulated or otherwise managed in place and in good repair. The Company has made available to the Purchaser records concerning the presence, location and quantity of asbestos-containing materials and presumed-asbestos containing materials in such properties to the extent called for in 29 CFR 1910.1001(j).

     3.15 Patents, Trademarks, Copyrights. The Company or its Subsidiaries own or possess adequate licenses or other valid rights to use all material patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, know-how and other proprietary information used or held for use in connection with the business of the Company or any of its Subsidiaries as currently being conducted and, to the knowledge of the Company, there are no assertions or claims challenging the validity of any of the foregoing.

     3.16 Takeover Statutes. The Board of Directors of the Company has taken all appropriate action so that neither Purchaser nor Newco will be an "interested stockholder" within the meaning of Section 203 of the DGCL by virtue of Purchaser's entry into this Agreement, the entry into the Stock Option Agreement by the parties thereto and the consummation of the transactions contemplated hereunder and thereunder.

     3.17 Taxes. (i) The Company and each Subsidiary have filed all material Tax Returns required to have been filed on or before the date hereof, which returns are true and complete in all material respects and all Taxes shown due thereon have been paid; (ii) no issues that have been raised by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; (iii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) by a taxing authority have been paid in full or are being contested in good faith by the Company or such Subsidiary; and (iv) a reserve which the Company reasonably believes to be adequate has been set up for the payment of all such Taxes anticipated to be payable in respect of periods through the date hereof. Each of the Company and its Subsidiaries has disclosed on its federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sec. 6662. None of the Company or its Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Company or its Subsidiaries (a) has been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was the Company or a Subsidiary of the Company) or (B) has any liability for the Taxes of any person (other than any of the Company and its Subsidiaries) under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Neither the Company nor the Surviving Corporation will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual," as those terms are defined in Section 280G of the Code, without regard to whether such payment is to be made in the future. For purposes of this Agreement, (a) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority, and (b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     3.18 Brokers. No broker, investment banker or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. A copy of the engagement letter between Goldman, Sachs & Co. and the Company setting forth the fees and expenses to be paid by the Company in connection with the transactions contemplated by this Agreement has been provided to Purchaser.

     3.19 Opinion of Financial Advisor. The Company has received the opinion of Goldman, Sachs & Co. to the effect that, as of the date hereof, the $ 15.00 per share of Common Stock in cash to be received by the holders of shares of Common Stock is fair to such holders.

                                 ARTICLE 4
           REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND NEWCO

     The Purchaser and Newco jointly and severally represent and warrant to the Company as follows:

     4.1 Organization, Standing and Power. Each of Newco and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted.

     4.2 Authority; Non-Contravention. (a) Each of Newco and the Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Newco and the Purchaser and the consummation by them of the transactions contemplated hereby have been duly authorized by all necessary corporate action on their part. This Agreement has been duly executed and delivered by Newco and the Purchaser and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of Newco and the Purchaser enforceable against the Purchaser in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Purchaser or any of its Subsidiaries under, any provision of:

     (i) the Certificate of Incorporation or Bylaws of the Purchaser or the comparable charter or organization documents of any of its Subsidiaries,

     (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Purchaser or any of its Subsidiaries or

     (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Purchaser or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, offers, prepayments, payments, losses or Liens, that, individually or in the aggregate, would not have a Material Adverse Effect on either of the Purchaser or Newco, materially impair the ability of the Purchaser or Newco to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

     (b) No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Purchaser or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Purchaser or Newco or the consummation by the Purchaser or Newco of the transactions contemplated hereby, except for (i) compliance with the provisions of the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Purchaser or Newco is qualified to do business, (iii) such filings and approvals as may be required under the HSR Act, (iv) such filings and approvals as may be required by any applicable state securities or "blue sky" laws or state takeover laws, and (v) such other consents, orders, authorizations, registrations, approvals, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser, materially impair the ability of Purchaser or Newco to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

     4.3 Financing. Purchaser and Newco possess, or have access to, sufficient funds to enable them to acquire all issued and outstanding shares of Common Stock on a fully diluted basis (including the payments required by Section 2.2(d)) pursuant to the Merger and to pay all fees and expenses payable by Purchaser and Newco related to the transactions contemplated by this Agreement.

     4.4 Brokers. No broker, investment banker or other person, other than Merrill Lynch & Co., Incorporated, the fees and expenses of which will be paid by the Purchaser, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or Newco.

                                  ARTICLE 5
                                  COVENANTS

     5.1 Alternative Proposals. Prior to the Effective Time, the Company agrees (a) that neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries permit their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, initiate, solicit or knowingly encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of any equity securities of, the Company or all or any significant portion of the assets of the Company or its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or entity relating to an Alternative Proposal or otherwise take any action to knowingly facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person or entity conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform any such person or entity of the obligations under this Section 5.1; and (c) that it will notify the Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 5.1 shall prohibit the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide Alternative Proposal or delivers an unsolicited, bona fide, written expression of interest that could reasonably be expected to lead to an Alternative Proposal, which is not subject to the arrangement of financing (other than securities of an acquiror to be issued to holders of shares of Common Stock in an acquisition thereof by merger or consolidation) and that the Board of Directors of the Company in good faith determines (in consultation with its financial advisors) represents a financially superior transaction for the stockholders of the Company as compared to the Merger, if, and only to the extent that, (A) the Board of Directors of the Company, based upon the advice of outside counsel, determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to the Purchaser to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C) subject to the same fiduciary standards as in the preceding clause (A), the Company keeps the Purchaser informed of the status and all material information with respect to any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 5.1 shall (A) permit the Company to terminate this Agreement (except as specifically provided in Article 7 hereof), (B) permit the Company to enter into any agreement with respect to an Alternative Proposal for as long as this Agreement remains in effect (it being agreed that for as long as this Agreement remains in effect, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement in customary form)), or (C) affect any other obligation of the Company under this Agreement.

     5.2 Interim Operations of the Company. (a) From and after the date of this Agreement until the Effective Time, except as set forth in Schedule 5.2 to this Agreement or as contemplated by any other provision of this Agreement, unless the Purchaser has consented in writing thereto, the Company:

     (i) Shall, and shall cause each of its Subsidiaries to, conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

     (ii) Shall use its reasonable efforts, and shall cause each of its Subsidiaries to use its reasonable efforts, to preserve intact its respective business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with it;

     (iii) Shall not amend its Certificate of Incorporation or Bylaws or comparable governing instruments;

     (iv) Shall promptly notify the Purchaser of any breach of any representation or warranty contained herein or any Material Adverse Effect with respect to the Company;

     (v) Shall promptly deliver to the Purchaser true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

     (vi) (A) Shall not, except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof and (B) shall not, and shall not permit any of its Subsidiaries to, (x) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock or grant, confer or award any bonuses or other forms of cash incentives to any officer, director or key employee, (y) increase any compensation with any present or future officers, directors or key employees, grant any severance or termination pay to, or enter into any employment or severance agreement with any officer, director or key employee or amend any such existing agreement in any material respect (other than pursuant to severance agreements previously delivered to Purchaser), or (z) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect;

     (vii) Shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests (other than regular, quarterly dividends not exceeding $0.03 per share of Common Stock) or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

     (viii) Shall not, and shall not permit any of its Subsidiaries to, sell, lease, abandon or otherwise dispose of any of its assets (including capital stock of Subsidiaries) or acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, except for purchases and sales of inventory in the ordinary course of business consistent with past practice;

     (ix) Shall not, and shall not permit any of its Subsidiaries to, incur or guarantee any indebtedness for borrowed money or make any loans, advances or capital contributions to, or investments in, any other person, or issue or sell any debt securities, other than to the Company or any wholly-owned Company Subsidiary and other than borrowings under existing lines of credit in the ordinary course of business and other borrowings not exceeding $250,000 in the aggregate;

     (x) Shall not, and shall not permit any of its Subsidiaries to, mortgage or otherwise encumber or subject to any lien any of its properties or assets;

     (xi) Shall not, and shall not permit any of its Subsidiaries to, make any change to its accounting (including tax accounting) methods, principles or practices, except as may be required by generally accepted accounting principles and except, in the case of tax accounting methods, principles or practices, in the ordinary course of business of the Company or any of its Subsidiaries;

     (xii) Shall not, and shall not permit any of its Subsidiaries to, make any commitment or enter into any contract or agreement or make any capital expenditure except for (x) customer purchase orders and purchases of raw materials used in the business of the Company and its Subsidiaries agreed to or made in the ordinary course of business consistent with past practice, (y) any other commitment, contract and agreement involving aggregate payments to or by the Company or the Subsidiary not in excess of $100,000, providing for termination without notice by the Company on 90 or fewer days' notice, and made by the Company or the Subsidiary in the ordinary course of business consistent with past practice or (z) capital expenditures that individually or in the aggregate do not exceed $100,000;

     (xiii) Shall not, and shall not permit any of its Subsidiaries to, alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Company;

     (xiv) Shall not, and shall not permit any of its Subsidiaries to, revalue any of its assets, including, without limitation, writing down the value of its inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

     (xv) Shall not, and shall not permit any of its Subsidiaries to, make any tax election or settle or compromise any material income tax liability;

     (xvi) Shall not, and shall not permit any of its Subsidiaries to, settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

     (xvii) Shall not, and shall not permit any of its Subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice;

     (xviii) Shall not, and shall not permit any of its Subsidiaries to, except in connection with the exercise of its fiduciary duties by the Board of Directors of the Company as set forth in Section 5.1, waive, amend or allow to lapse any term or condition of any confidentiality or "standstill" agreement to which the Company or any of its Subsidiaries is a party; or

     (xix) Shall not, and shall not permit any of its Subsidiaries to, agree or otherwise commit to take any of the foregoing actions or take, or agree to take, any action which would result in a failure of the condition to Closing set forth in Section 6.3(a).

     5.3 Meeting of the Company's Stockholders. The Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger. The Board of Directors of the Company shall recommend such approval and the Purchaser and the Company shall each take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement (as defined in Section 5.7); provided, however, that such recommendation or solicitation is subject to any action (including any withdrawal or change of its recommendation) taken by, or upon authority of, the Board of Directors of the Company in the exercise of its good faith judgment based upon the advice of outside counsel as to its fiduciary duties to its stockholders imposed by law.

     5.4 Filings, Other Action. Subject to the terms and conditions herein provided, the Company and the Purchaser shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the Purchaser and the Company shall take all such necessary action.

     5.5 Inspection of Records. From the date hereof to the Effective Time, the Company shall (i) allow all designated officers, attorneys, accountants and other representatives of the Purchaser reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Company and its Subsidiaries, (ii) furnish to the Purchaser's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request, (iii) instruct its employees, counsel and financial advisors to cooperate with the Purchaser in the Purchaser's investigation of the business of the Company and its Subsidiaries, and (iv) make its management personnel available for discussions with representatives of the Purchaser. Purchaser shall not contact employees of the Company without first notifying the President, Chief Financial Officer, or General Counsel of the Company.

     5.6 Publicity. The initial press release relating to this Agreement shall be a joint press release and thereafter the Company and the Purchaser shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

     5.7 Proxy Statement. (a) The Company shall prepare and file with the SEC as soon as practicable a preliminary form of the proxy statement (the "Proxy Statement") to be mailed to the holders of Common Stock in connection with the meeting of such holders in connection with the Merger. The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act. The Company will use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC. The Company will notify the Purchaser of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply the Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement prior to its being filed with the SEC and shall give the Purchaser and its counsel the opportunity to review all amendments and supplement to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and the Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. If at any time prior to the approval of this Agreement by the Company's stockholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will prepare and mail to its stockholders such an amendment or supplement.

     (b) The Company agrees that the Proxy Statement and each amendment or supplement thereto at the time of mailing thereof and at the time of the meeting of stockholders of the Company will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning the Purchaser furnished to the Company by the Purchaser specifically for use in the Proxy Statement. The Purchaser agrees that the information concerning the Purchaser provided by it in writing for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of stockholders of the Company will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.8 Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

     5.9 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein.

     5.10 Indemnification. (a) From and after the Effective Time, Purchaser agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries (the "Indemnified Parties") to the full extent such persons may be indemnified by the Company pursuant to the Company's Certificate of Incorporation and Bylaws as in effect as of the date hereof for acts and omissions occurring at or prior to the Effective Time and shall advance reasonable litigation expenses incurred by such persons in connection with defending any action arising out of such acts or omissions, provided that such persons provide the requisite affirmations and undertaking, as required by applicable law or set forth in the Company's Bylaws as in effect prior to the Effective Time.

     (b) Any Indemnified Party will promptly notify Purchaser and the Surviving Corporation of any claim, action, suit, proceeding or investigation for which such party may seek indemnification under this Section; provided, however, that the failure to furnish any such notice shall not relieve Purchaser or the Surviving Corporation from any indemnification obligation under this Section except to the extent Purchaser or the Surviving Corporation is prejudiced thereby. In the event of any such claim, action, suit, proceeding, or investigation, (x) the Surviving Corporation will have the right to assume the defense thereof, and the Surviving Corporation will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred thereafter by such Indemnified Parties in connection with the defense thereof, except that all Indemnified Parties (as a group) will have the right to retain one separate counsel, reasonably acceptable to such Indemnified Party and Purchaser, at the expense of the indemnifying party if the named parties to any such proceeding include both the Indemnified Party and the Surviving Corporation and the representation of such parties by the same counsel would be inappropriate due to a conflict of interest between them, (y) the Indemnified Parties will cooperate in the defense of any such matter, and (z) the Surviving Corporation will not be liable for any settlement effected without its prior written consent.

     (c) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions that are no less favorable to the past and present officers and directors of the Company than those set forth as of the date hereof in Article Sixth of the Certificate of Incorporation of the Company and Article VI of the Bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were entitled to indemnification thereunder.

     (d) The Surviving Corporation shall use reasonable commercial efforts to maintain in effect for six years from the Effective Time directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to such existing coverage; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this subsection (d) more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance; and provided further that if the annual premiums exceed such amount, the Surviving Corporation shall be obligated to use reasonable commercial efforts to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     (e) This Section 5.10 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of Purchaser, Newco, the Company and the Surviving Corporation. Purchaser hereby guarantees the performance by the Surviving Corporation of the indemnified obligations pursuant to this
Section 5.10.

     5.11 Takeover Statute. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby or the transactions contemplated by the Stock Option Agreement, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby and the transactions contemplated by the Stock Option Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby.

     5.12 Conduct of Business by Newco Pending the Merger. Prior to the Effective Time and subject to any applicable regulatory approvals, the Purchaser shall cause Newco to (a) perform its respective obligations under this Agreement in accordance with the terms hereof and thereof and take all other actions necessary or appropriate for the consummation of the transactions contemplated hereby and (b) not engage directly or indirectly in any business or activities of any type or kind whatsoever and not enter into any agreements or arrangements with any person or entity, or be subject to or be bound by any obligation or undertaking which is not contemplated by this Agreement.

     5.13 Employee Benefits. Purchaser will after the Effective Time, in its sole discretion, either (i) make available, or cause to be made available, for the benefit of employees of the Company and its Subsidiaries, continued participation in the "employee benefit plans" (as such term is defined in Section 3(3) of ERISA) maintained by the Company and its Subsidiaries immediately prior to the Effective Time under terms and conditions substantially similar to those in effect immediately prior to the Effective Time or (ii) make available, or cause to be made available, under terms and conditions substantially similar to the terms and conditions under which Purchaser's employees participate in Purchaser's employee benefit plans immediately prior to the Effective Time, participation in (x) employee benefit plans maintained by the Purchaser immediately prior to the Effective Time and/or (y) employee benefit plans established by the Purchaser for the benefit of employees of the Company and its Subsidiaries; provided, however, nothing contained in this Section 5.13 shall be construed to provide any employee of the Purchaser or the Company or their respective Subsidiaries, either prior to or after the Effective Time, any right to participate in, accrue or receive any benefit under or receive any equivalent benefit or compensation which would be or have been accrued or received under, any employee benefit plan maintained either by the Company or the Purchaser either prior to or after the Effective Time. Purchaser shall honor the Company's obligations or practices to pay severance to salaried employees, as set forth in writing delivered to the Company on the date hereof, whose employment is terminated without cause by the Purchaser within six months after the Closing. Any employees of the Company or its Subsidiaries who participate in Purchaser's employee benefit plans after the Closing shall be given credit thereunder for past service with the Company or its Subsidiaries.

     5.14 Conveyance Taxes. The Company and the Purchaser shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

     5.15 Lease. Prior to the Effective Time, the Company will (i) obtain the consent of the landlord to the transactions contemplated hereby under the Company's current lease of the facility located at 20245 Sunburst Street, Chatsworth, California and (ii) enter into an amendment to the terms of such lease as set forth in Exhibit 5.15 (collectively, the "Lease Amendment").

                                  ARTICLE 6
                             CONDITIONS TO MERGER

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) This Agreement and the transactions contemplated hereby shall have been approved, in the manner required by applicable law or by the applicable regulations of any stock exchange or other regulatory body, as the case may be, by the holders of the issued and outstanding shares of capital stock of the Company.

     (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (c) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

     (d) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect on the Purchaser or the Company following the Effective Time.

     (e) The Purchaser and Gary H. Worth shall have executed a Consulting and Non-Competition Agreement in the form of Exhibit 6.1(e).

     6.2 Conditions to Obligation of Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the conditions that:

     (a) There shall have been no intentional or willful non-performance, in any material respect, by the Purchaser of its agreements contained in this Agreement required to be performed on or prior to the Closing Date nor shall there have been, in any material respect, any willfully or intentionally untrue representation or warranty of the Purchaser contained in this Agreement or in any document delivered in connection herewith.

     (b) The Purchaser shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date, and the representations and warranties of the Purchaser contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, except (i) for changes specifically permitted by this Agreement (ii) for non-performance or breaches which, separately or in the aggregate, would not have a Material Adverse Effect on the Company or on the ability of the parties to consummate the transactions contemplated by this Agreement and (iii) that those representations and warranties which address matters only as of a particular date shall remain true and correct, in all material respects, as of such date, and

     (c) The Company shall have received a certificate of the President or a Vice President of the Purchaser, dated the Closing Date, certifying to the effect of the preceding clauses (a) and (b).

     6.3 Conditions to Obligation of Purchaser to Effect the Merger. The obligation of the Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) (i) There shall have been no intentional or willful non-performance, in any material respect, by the Company of its agreements contained in this Agreement required to be performed on or prior to the Closing Date nor shall there have been any willfully or intentionally untrue representation or warranty of the Company contained in this Agreement or in any document delivered in connection herewith, (ii) the Company shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date, and the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, except (A) for changes specifically permitted by this Agreement, (B) for non-performance or breaches which, separately or in the aggregate, would not have a Material Adverse Effect on the Company or the Purchaser or on the ability of the parties to consummate the transactions contemplated by this Agreement and (C) that those representations and warranties which address matters only as of a particular date shall remain true and correct, in all material respects, as of such date, and (iii) the Purchaser shall have received a certificate of the President or a Vice President of the Company, dated the Closing Date, certifying to the effect of the preceding clauses (i) and (ii).

     (b) From the date of this Agreement through the Effective Time, there shall not have occurred any Material Adverse Change with respect to the Company.

     (c) The Stock Option Agreement shall have remained in full force and effect through the Effective Time.

     (d) After the Effective Time, no person shall have any right under any Stock Plan (or any Company Option granted thereunder) or other plan, program or arrangement to acquire any equity securities of the Company.

     (e) There shall not have been any action taken, or any statute, rule, regulation, order, judgment or decree proposed, enacted, promulgated, entered, issued, or enforced by any foreign or United States federal, state or local Governmental Entity, and there shall be no action, suit or proceeding pending (with a reasonable likelihood of success), which (i) makes this Agreement, the Merger, or any of the other transactions contemplated by this Agreement illegal or imposes or may impose material damages or penalties in connection therewith,
(ii) requires the divestiture of a material portion of the business of the Purchaser and its Subsidiaries taken as a whole, or of the Company and its Subsidiaries taken as a whole or of the Surviving Corporation and its Subsidiaries taken as a whole, (iii) imposes material limitations on the ability of the Purchaser effectively to exercise full rights of ownership of shares of capital stock of the Surviving Corporation (including the right to vote such shares on all matters properly presented to the stockholders of the Surviving Corporation) or makes the holding by the Purchaser of any such shares illegal or subject to any materially burdensome requirement or condition, (iv) requires the Purchaser, the Company, the Surviving Corporation or any of their respective material Subsidiaries or affiliates to cease or refrain from engaging in any material business, or (v) otherwise prohibits, restricts, or delays consummation of the Merger or any of the other transactions contemplated by this Agreement in any material respect or increases or may increase in any material respect the liabilities or obligations of the Purchaser or the Surviving Corporation arising out of this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

     (f) The Company shall (i) have received the consents and approvals listed in Exhibit 6.3(f)(i) in form and substance satisfactory to Purchaser and duly executed by the person or entity granting such consent or approval and (ii) have terminated on terms satisfactory to Purchaser the contracts, agreements and other arrangements set forth on Exhibit 6.3(f)(ii).

     (g)  The Company shall have entered into the Lease Amendment.

                                   ARTICLE 7
                                  TERMINATION

     7.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by the mutual consent of the Purchaser and the Company.

     7.2 Termination by Either Purchaser or Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either the Purchaser or the Company if (a) the Merger shall not have been consummated by March 31, 1996, (b) the approval of the Company's stockholders required by Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by March 31, 1996.

     7.3 Termination by Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of the Company referred to in Section 6.1(a), by action of the Board of Directors of the Company, if (a) there is an Alternative Proposal which is not subject to the arrangement of financing (other than securities of an acquiror to be issued to holders of shares of Common Stock in an acquisition thereof by merger or consolidation) and that the Board of Directors of the Company in good faith determines (in consultation with its financial advisors) represents a financially superior transaction for the stockholders of the Company as compared to the Merger and in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, as advised by outside counsel, the Board of Directors of the Company determines that such termination is required by reason of such Alternative Proposal being made; provided that the Company shall notify the Purchaser promptly of its intention to terminate this Agreement or enter into a definitive agreement with respect to any Alternative Proposal (which notice shall describe the material terms of such definitive agreement), but in no event shall such notice be given less than 48 hours prior to the public announcement of the Company's termination of this Agreement; and provided further that the right to terminate this Agreement pursuant to this clause shall not be available if there has been a non-performance or breach by the Company which has or would reasonably be expected to have resulted in a failure of condition under Section 6.3(a) hereof, or (b) there has been a non-performance or breach by the Purchaser which has or would reasonably be expected to have resulted in a failure of condition under Section 6.2, which non-performance or breach is not curable or, if curable, is not cured within 30 days after written notice of such non-performance or breach is given by the Company to the Purchaser. Notwithstanding the foregoing, the Company's ability to terminate this Agreement pursuant to Section 7.2 or this Section 7.3 is conditioned upon the prior payment by the Company of any amounts owed by it pursuant to Section 7.5(a)(i) to the extent owed thereunder.

     7.4 Termination by Purchaser. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of the Company referred to in Section 6.1(a), by action of the Board of Directors of the Purchaser, if (a) the Board of Directors of the Company shall have withdrawn or modified in a manner materially adverse to the Purchaser its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the Company's stockholders, (b) there has been a non-performance or breach by the Company which has or would reasonably be expected to have resulted in a failure of condition under Section 6.3, which non-performance or breach is not curable or, if curable, is not cured within 30 days after written notice of such non-performance or breach is given by the Purchaser to the Company.

     7.5 Effect of Termination and Abandonment. (a) In the event that any person shall have made an Alternative Proposal for the Company and (i) thereafter this Agreement is terminated pursuant to Section 7.3(a) or Section
7.4 or (ii) this Agreement is terminated for any other reason (other than the breach of this Agreement by the Purchaser) and, in the case of this clause (ii) only, a transaction contemplated by such Alternative Proposal is consummated within one year after such termination (either of the foregoing events being called a "Payment Event"), then the Company shall pay the Purchaser a fee of $3,500,000, which amount shall be payable by wire transfer of same day funds either on the date contemplated in the last sentence of Section 7.3 if applicable or, otherwise, within two business days after such amount becomes due. The Company acknowledges that the agreements contained in this Section 7.5(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Purchaser would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 7.5(a), and, in order to obtain such payment, the Purchaser commences a suit which results in a judgment against the Company for the fee set forth in this Section 7.5(a), the Company shall pay to the Purchaser its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum.

     (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section
7.5 and except for the provisions of Sections 5.9, 8.3, 8.4, 8.6, 8.8, 8.9,
8.12 and 8.13. Moreover, in the event of termination of this Agreement pursuant to Sections 7.2, 7.3 or 7.4, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any willful breach of any material provision of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

     7.6 Extension, Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 8
                               GENERAL PROVISIONS

     8.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Merger and shall not survive the Merger, provided, however, that the agreements contained in Article 2,
Section 5.10 and this Article 8 shall survive the Merger and Section 7.5 shall survive termination.

     8.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to the Purchaser:                    If to the Company:

  Alberto-Culver Company                  St. Ives Laboratories, Inc.
  2565 Armitage Avenue                    9201 Oakdale Avenue
  Melrose Park, Illinois  60160-1163      Chatsworth, California  91311-6521
  Attention:  Chief Executive Officer     Attention:  Chief Executive Officer
  (with an additional copy to the         (with an additional copy to the
  attention of the General Counsel)       attention of the General Counsel)
  Telecopy No.:  (708)450-3110            Telecopy No.: (818)993-0951

With copies to:                         With copies to:

  Bell, Boyd & Lloyd                      Brobeck, Phlegler & Harrison
  Three First National Plaza              Spear Street Tower
  Room 3300                               One Market
  Chicago, Illinois  60602-4207           San Francisco, California  94105
  Attention:  John H. Bitner, Esq.        Attention:  John W. Larson, Esq.
  Telecopy No.: (312)372-2098             Telecopy No.: (415)442-1010

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     8.3 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Section 5.10, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     8.4 Entire Agreement. This Agreement, the Exhibits, the Schedules, the Confidentiality Agreement dated June 23, 1995, between the Company and the Purchaser and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     8.5 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.6 Governing Law. Except to the extent that Delaware law is mandatorily applicable to the Merger and the rights of the stockholders of the Company and the Purchaser, this Agreement shall be governed by, and construed in accordance with the laws of the State of Illinois applicable to contracts executed and to be performed entirely within that state without regard to the conflicts of laws principles thereof.

     8.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     8.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     8.9 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     8.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     8.11 Incorporation of Exhibits and Schedules. The Exhibits and Schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     8.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     8.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts or the State of Illinois located in Chicago, Illinois or of the United States for the Northern District of Illinois, this being in addition to any other remedy to which they are entitled at law or in equity. By each party's execution and delivery hereof, such party hereby irrevocably submits to the jurisdiction of any such court in connection with any such suit or proceeding, irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this agreement or any document related hereto and each waives personal service of any summons, complaint or other process which may be made by any other means permitted by Illinois law. The parties hereto irrevocably consent to service of process in the manner described in Section 8.2 hereof, AND EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY SUIT OR PROCEEDING BROUGHT TO ENFORCE OR INTERPRET THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                   ALBERTO-CULVER COMPANY


                                   By:  /s/  H. B. Bernick
                                        ------------------
                                             President



                                   AC ACQUIRING CO.


                                   By:  /s/ H. B. Bernick
                                        -----------------
                                            President



                                   ST. IVES LABORATORIES, INC.


                                   By:  /s/ Gary H. Worth
                                        -----------------
                                            Chairman